EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2013 assumes the acquisition of Jefferies was completed on January 1, 2012.

The unaudited pro forma condensed combined financial information reflects the acquisition of Jefferies using the acquisition method of accounting. The aggregate purchase price ($4,770.6 million) includes the issuance of Leucadia common shares for each outstanding share of Jefferies common stock that Leucadia didn’t own, at an exchange ratio of 0.81 Leucadia common shares for each share of Jefferies common stock (an aggregate of approximately 119,363,000 common shares), the fair value of the Leucadia owned Jefferies common stock ($1.3 billion), and the fair value of Jefferies employee stock awards attributable to the pre-combination services of Jefferies employees, which was converted into Leucadia stock awards at the exchange ratio. The value of the shares issued and awards converted was based on the trading price of Leucadia’s common shares immediately prior to the completion of the acquisition. In addition, the purchase price included Leucadia’s issuance of a new series of its 3.25% Cumulative Convertible Preferred Shares ($125.0 million at mandatory redemption value) in exchange for Jefferies outstanding 3.25% Series A-1 Cumulative Convertible Preferred Stock.

The Leucadia Historical column includes Jefferies post-acquisition results of operations for Jefferies second quarter of 2013. The Jefferies Historical column includes Jefferies historical results of operations for its first quarter of 2013. Since Jefferies has a fiscal year end of November 30th, the pro forma condensed combined statement of operations for the six month period ended June 30, 2013 includes Jefferies earnings for the six month period ended May 31, 2013.

The unaudited pro forma condensed combined financial statement should be read in conjunction with the unaudited interim and audited annual historical consolidated financial statements and notes thereto of Leucadia and Jefferies. The unaudited pro forma condensed combined financial statement is presented for informational purposes only and is not necessarily indicative of actual results had the foregoing transactions occurred at the times described above, nor does it purport to represent results of future operations.

Leucadia National Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 30, 2013
(In thousands except per share amounts)

	Leucadia	Jefferies		Pro Forma		Pro Forma
	Historical	Historical	(a)	Adjustments		As Adjusted
Revenues:
Beef processing services	$3,708,817					$3,708,817
Commissions	146,848	$131,083		$(5)	(b)	277,926
Principal transactions	324,399	300,278		(182,719)	(c)	441,958
Investment banking	277,134	288,278				565,412
Interest income	270,427	249,277				519,704
Realized security gains	239,391			5	(b)	239,396
Other	274,479	37,887				312,366

Total revenues	5,241,495	1,006,803		(182,719)		6,065,579
Interest expense	209,590	203,416		(21,336)	(d)	390,654
				(1,016)	(e)
Net revenues	5,031,905	803,387		(160,367)		5,674,925
Interest on mandatorily redeemable preferred interests		10,961		(10,961)	(f)	—
Net revenues, less mandatorily redeemable preferred interests	5,031,905	792,426		(149,406)		5,674,925

Expenses:
Cost of sales	3,752,114					3,752,114
Compensation and benefits	460,076	474,217				934,293
Floor brokerage and clearing fees	32,991	30,998				63,989
Interest	42,528					42,528
Depreciation and amortization	77,997			13,130	(g)	94,349
				3,222	(h)
Selling, general and other expenses	302,782	147,724		(13,130)	(g)	419,716
				(17,660)	(i)
	4,668,488	652,939		(14,438)		5,306,989

Income from continuing operations before income taxes and income related to associated companies	363,417	139,487		(134,968)		367,936
Income related to associated companies	65,671			(10,961)	(f)	54,710

Income from continuing operations before income taxes	429,088	139,487		(145,929)		422,646
Income tax provision	70,075	48,645		37,843	(j)	156,563

Income from continuing operations	359,013	90,842		(183,772)		266,083
Net (income) loss from continuing operations attributable to the noncontrolling interest	1,351	(10,704)				(9,353)
Net (income) from continuing operations attributable to the redeemable noncontrolling interests	(1,107)					(1,107)
Preferred stock dividends	(1,354)			(677)	(e)	(2,031)

Net income from continuing operations attributable to common shareholders	$357,903	$80,138		$(184,449)		$253,592

Basic earnings per common share attributable to common shareholders:
Income from continuing operations	$1.12					$0.66
Number of shares used in calculation	315,375	213,732		(159,871)	(k)	369,236

Diluted earnings per common share attributable to common shareholders:
Income from continuing operations	$1.10					$0.66
Number of shares used in calculation	322,697	217,844		(166,948)	(k)	373,593

Notes to Unaudited Pro Forma Condensed Combined Financial Statement

(In thousands except per share amounts)

(a)	Basis of Presentation

Jefferies historical amounts represent Jefferies results of operations for the first quarter of 2013 prior to the acquisition by Leucadia. Jefferies historical amounts previously reported in the caption “Asset management fees and investment income from managed funds” were combined with the caption “Other income.” In addition, certain of Jefferies expenses reported under “Non-compensation expenses” were combined with the caption “Selling, general and other expenses” as follows:

First Quarter 2013
As reported:
Technology and communications	$59,878
Occupancy and equipment rental	24,309
Business development	24,927
Professional services	24,135
Other	14,475
Selling, general and other expenses, as reclassified	$147,724

(b)	Adjustment to eliminate commissions earned by Jefferies on services provided to Leucadia.

(c)	Adjustment to eliminate Leucadia’s income from Jefferies prior to the acquisition recognized under the fair value option.

(d)	Adjustment for amortization of premium on long-term debt based on acquisition date fair value.

(e)	The holder of Jefferies mandatorily redeemable convertible preferred stock exchanged its interest for a new mandatorily redeemable convertible preferred stock issued by Leucadia. The preferred stock issued by Leucadia has a 3.25% annual, cumulative cash dividend, which is the same dividend rate payable on the Jefferies preferred stock. The pro forma adjustments reflect the classification of the Leucadia preferred shares as mezzanine equity, and remove the dividends on the Jefferies preferred shares classified as interest expense. Dividends on the Leucadia preferred shares are shown separately on the unaudited pro forma condensed combined statements of operations.

(f)	Adjustment to eliminate interest on mandatorily redeemable preferred interests held by Leucadia during 2013.

(g)	Adjustment to reclassify Jefferies’ depreciation and amortization expenses to conform to Leucadia’s presentation.

(h)	Adjustment to recognize the amortization of intangible assets, property and equipment as follows:

	Amount	Useful Life	First Quarter 2013
Customer relationships	$136,002	9-18 years	$2,233
Trade names and related trademarks	131,299	35 years	938
Internally developed software	26,200	3-5 years	1,330
Exchange and clearing organization membership interests and registrations	16,131	Indefinite
Total	$309,632		4,501
Less, existing amortization expense			(1,279)
Pro forma adjustment			$3,222

(i)	Adjustment to remove actual transaction related costs recorded during 2013.

(j)	Adjustment to record tax effect of pro forma adjustments at combined statutory income tax rate of 40%, excluding the pro forma adjustment to remove interest expense related to Jefferies preferred stock which is not tax deductible, and including an adjustment for transaction costs that are not tax deductible.

No pro forma adjustment was made to the income tax provision for the elimination of Leucadia’s income in Jefferies under the fair value option, since Leucadia did not record an income tax provision in its historical results for that income. The pro forma adjustments also include the elimination of the deferred tax liability reversal related to Jefferies, and the write-off of a portion of Leucadia’s net deferred tax asset for state income taxes resulting from a change in Leucadia’s expected filing position. Each of these items are reflected in Leucadia’s historical results of operations for the six month period ended June 30, 2013, but would not have been had the acquisition actually been completed on January 1, 2012.

The components of the pro forma adjustment to the income tax provision are as follows (in thousands):

Pro forma adjustments to income from continuing operations before income taxes	$(145,929)
Leucadia’s income from Jefferies under the fair value option	182,719
Jefferies interest expense related to preferred stock that is not tax deductible	(1,016)
Non-deductible transaction costs	7,007
Subtotal	42,781
Effective tax rate	40%
Subtotal, pro forma adjustment to income tax provision for pre-tax pro forma adjustments	17,112
Tax adjustments:
Elimination of deferred tax liability reversal related to Jefferies	33,018
Elimination of net deferred tax asset write-off for state income taxes	(12,287)

Pro forma tax adjustment	$37,843

(k)	The unaudited pro forma combined basic and dilutive share calculations are based on the combined basic and diluted shares. The historical basic and diluted shares of Jefferies, excluding Jefferies stock owned by Leucadia, are assumed to be replaced by shares issued by Leucadia at an exchange ratio of 0.81 Leucadia shares for each Jefferies share. The new mandatorily redeemable preferred stock issued in exchange for the Jefferies preferred stock increased diluted shares outstanding by approximately 835 shares. The adjustment for pro forma combined basic and fully diluted shares reflects that shares issued for the Jefferies acquisition are reflected in both the Leucadia and Jefferies historical amounts.